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Exhibit 12(a)(8)

NEWS RELEASE

W.C.I. Acquisition Corp. Extends Tender Offer for all
Outstanding Shares of WorldPort Communications, Inc. to January 31, 2003

CHICAGO, ILLINOIS, January 24, 2003—W.C.I. Acquisition Corp. announced today that it has extended the expiration date of its offer to purchase any and all of the outstanding shares of common stock of WorldPort Communications, Inc., at a price of $0.50 per share. W.C.I.'s offer was originally scheduled to expire at 5:00 p.m., New York City Time, on Friday, January 24, 2003. W.C.I. has extended its offer so that it will now expire at 5:00 p.m., New York City Time, on Friday, January 31, 2003, unless otherwise extended.

On January 24, 2003, as of 5:00 p.m., New York City Time, 7,162,372 shares of WorldPort common stock had been validly tendered and not withdrawn pursuant to the Offer.

Questions and requests for assistance with respect to the offer to purchase for the WorldPort shares may be directed to the Information Agent for the transaction, Georgeson Shareholder Services, at (212) 440-9800 (for banks and brokers), or, for all others, toll free at (866) 328-5441.

NOTICE FOR WORLDPORT STOCKHOLDERS AND INTERESTED PARTIES

The complete terms and conditions of the offer are set forth in an offer to purchase, letter of transmittal and other related materials which have been filed with the Securities and Exchange Commission and distributed to WorldPort stockholders. WorldPort stockholders and other interested parties are urged to read carefully the tender offer documents because they contain important information. Investors are able to receive such documents free of charge at the SEC's web site, www.sec.gov, or by contacting Georgeson Shareholder Services, the Information Agent for the transaction, at (212) 440-9800 (for banks and brokers) or, for all others, toll free at (866) 328-5441.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF WORLDPORT COMMUNICATIONS, INC. W.C.I. ACQUISITION CORP. HAS FILED A TENDER OFFER STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

Contact:

W.C.I. Acquisition Corp.
Jon Hicks, 312/456-2553

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  Exhibit 12(a)(8)